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                                    EXHIBIT 5

                               The Law Offices of
             O'CONNOR, CAVANAGH, ANDERSON, KILLINGSWORTH & BESHEARS
                       One East Camelback Road, Suite 1100
                             Phoenix, Arizona 85012

                            Telephone: (602) 263-2400
                               Fax: (602) 263-2900


                                December 29, 1998


MarineMax, Inc.
18167 U.S. 19 North
Suite 499
Clearwater, Florida  33764

        RE:      REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

        As special legal counsel to MarineMax, Inc., a Delaware corporation (the "Company"), we have assisted in the preparation of the Company's Registration Statement on Form S-4 to be filed on or about December 30, 1998 with the Securities and Exchange Commission (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of shares of common stock, par value $.001 per share, and shares of serial preferred stock, par value $.001 per share, of the Company covered by the Registration Statement (the "Shares"). The facts, as we understand them, are set forth in the Registration Statement.

        With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

        A. The Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on March 5, 1998;

        B. The Bylaws of the Company, as amended through the date hereof;

        C. The Registration Statement; and
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MarineMax, Inc.
December 29, 1998
Page 2

          D. The resolutions of the Board of Directors of the Company relating to the organization of the Company and the approval of the filing of the Registration Statement and the transactions in connection therewith.

          Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, it is our opinion that, when (a) the Registration Statement as then amended shall have been declared effective by the Commission, (b) with respect to any shares of serial preferred stock to be issued pursuant to the Registration Statement, all actions required by law to authorize and to establish the designations, powers, preferences, and rights of any series of such serial preferred stock have been taken, and (c) the Shares have been duly issued, executed, authenticated, delivered, paid for and sold by the Company as described in the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

          Please be advised that we are members of the State Bar of Arizona, and our opinion is limited to the legality of matters under the laws of the State of Arizona and the General Corporation Laws of the State of Delaware. Further, our opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

          We hereby expressly consent to any reference to our firm in the Registration Statement, inclusion of this Opinion as an exhibit to the Registration Statement, and to the filing of this Opinion with any other appropriate governmental agency.

                                       Very truly yours,

                                       /s/ O'Connor, Cavanagh, Anderson
                                       Killingsworth & Beshears